Exhibit 5.1

January 28, 2021

Danimer Scientific, Inc.
140 Industrial Boulevard
Bainbridge, GA 39817

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special counsel for Danimer Scientific, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 relating to the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 6,000,000 shares (the “Private Warrant Shares”) of common stock, $0.0001 par value per share, of the Company (“Common Stock”), issuable upon exercise of certain currently outstanding warrants to purchase Common Stock (the “Private Warrants”), all of which are authorized but heretofore unissued shares, (ii) 10,000,000 shares (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon exercise of certain currently outstanding warrants to purchase Common Stock (the “Public Warrants” and, together with the Private Warrants, the “Warrants”), all of which are authorized but heretofore unissued shares, (iii) 279,253 shares (the “Non-Plan Legacy Danimer Option Shares”) of Common Stock issuable upon the exercise of certain currently outstanding options assumed by the Company that are not subject to an employee stock incentive plan (the “Non-Plan Legacy Danimer Options”), (iii) the Private Warrants and (iv) 32,435,961 shares of Common Stock (including the Private Warrant Shares) to be offered and sold by certain stockholders of the Company (the “Selling Stockholder Shares”). Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”

In our capacity as special counsel to the Company in connection with the matters referred to above, we have examined copies of the following: (i) the Fourth Amended and Restated Certificate of Incorporation of the Company as amended to date and currently in effect (the “Amended and Restated Certificate”); (ii) the Amended and Restated Bylaws of the Company currently in effect (the “Bylaws”), and certain records of the Company’s corporate proceedings as reflected in its minute books; and (iii) the Registration Statement, in the form it is to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. We have also examined such other documents, papers, authorities, and statutes as we have deemed necessary to form the basis of the opinions hereinafter set forth.

We have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for the opinions expressed in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company. We have also relied on certificates of public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

On the basis of the foregoing and the assumptions set forth below, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The Warrant Shares have been duly authorized and, if issued on the date hereof upon exercise of the Warrants in accordance with the terms of the Warrants and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable.

2. The Non-Plan Legacy Danimer Option Shares have been duly authorized and, if issued on the date hereof upon exercise of the Non-Plan Legacy Danimer Options in accordance with the terms of the Non-Plan Legacy Danimer Options and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable.

3. The Private Warrants constitute valid and legally binding obligations of the Company, except as may be limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

4. The Selling Stockholder Shares (including the Private Warrant Shares assuming the issuance thereof on the date hereof upon exercise of the Private Warrants in accordance with paragraph 1 above) have been duly authorized and validly issued and are fully paid and nonassessable.

We have assumed that at or prior to the time of the delivery of any of the Warrant Shares, the Registration Statement will have been declared effective under the Act. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the Federal law of the United States. We are not admitted or qualified to practice in the State of Delaware; however, we are generally familiar with the General Corporation Law of the State of Delaware as currently in effect and have made such inquiries as we deem necessary to render the opinions contemplated herein. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations, and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

Very truly yours,

KANE KESSLER, P.C.

By:	/s/ Jeffrey S. Tullman, President

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